EXHIBIT 10.1
PERSONAL AND CONFIDENTIAL

May 1, 2015

Mr. Aaron Epstein
77 West 15th Street
New York, NY 10011

Dear Aaron,

Congratulations! We are pleased to extend to you this offer of promotion to President of Voltari Corporation (the Company) at our office located at 601 West 26th Street, Suite 415, New York, NY 10001 and to modify the terms of your employment with the Company as set forth below.

This letter explains the details and terms of the offer.

Position:
Your position will be President, reporting to the Chief Executive Officer of the Company with the duties and responsibilities generally associated with this position. Other reasonable modifications to your responsibilities may be enacted by the Company.

Effective Date:	Should you accept our offer and satisfy the Companys contingencies, your promotion and the modifications to the terms of your employment will begin immediately.

Base Compensation:
Your gross semimonthly base salary will be $8,333.33 (calculated to $200,000 per annum) subject to deductions required by law or authorized by you, with payroll generation normally on the 15th and the last day of the month. Your position is exempt from overtime under the Fair Labor Standards Act. All of your compensation is subject to deductions as required by law.

Bonus:
You may be eligible to participate in incentive plans established from time to time by the Companys Compensation Committee (the Committee). Full terms and conditions will be contained in the applicable Plan document.

Benefits:
As a full-time employee, you will continue to be eligible for participation in the Companys benefit plans in accordance with the terms of the respective plan. The cost of participating in the plans (if any) will depend upon the type of benefit and level of coverage you elect.

Eligibility for the Companys benefits and time-off programs are subject to the terms and conditions of the applicable plan document. The Company reserves the right to add, change, or terminate benefits at any time.

Performance Reviews /

Annual Merit Increases:
The Company will review your performance at least annually. Our performance period runs from January 1 through December 31. The Company may award discretionary annual merit increases, based on your performance and other position factors. Merit increases, if granted, are at the sole discretion of the Company, and are generally effective on March 1st following the performance period. They are prorated for your time of employment if you were hired during the performance period.

Non-Competition:
You shall not, during your employment or during the twelve (12) month period following the cessation of employment, either directly or indirectly, as principal, agent, owner, employee, partner, investor, shareholder (other than solely as a holder of not more than two percent (2%) of the issued and outstanding shares of any public corporation, consultant, advisor or otherwise whatsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee debts or obligations of any person carry on or engaged in any business that is then a competitor with the Companys business. The Companys Business shall be deemed to be (i) providing digital marketing, merchandising, and advertising solutions to brands, marketers and advertising agencies, including, without limitation, predictive analytics, ad placement and digital marketing campaign advice and implementation assistance. (ii) any other services, products or developments conducted or under development by the Company at the time of the termination of your employment with the Company; (i) and (ii) above as conducted by the Company and any of its subsidiaries or affiliates, whether with respect to customers, sources of supply or otherwise.

Non-Solicit:
Customers and Suppliers: You shall not, during your employment or during the twenty-four (24) month period following the cessation of your employment, within the geographic territory in which you exercised responsibilities immediately prior to the cessation of your employment, directly or indirectly solicit, service or accept business from any customer or prospective customer of the Company known to you during your employment with the Company. Nor shall you, during the same twenty-four (24) month period, directly or indirectly interfere with, compromise, or adversely affect the relationship between the Company and any of their suppliers. The terms customer or supplier shall mean a customer or supplier doing business with the Company or a prospective customer of the Company during your employment. You shall not, during your employment or twenty-four period following the cessation of employment, directly or indirectly on your own behalf or on behalf or any other person hired, retain a service or attempt to solicit the services of any individual who is an employee of, or service provider to the Company, or encourage any individual to leave his or her employment with or cease providing services to the Company.

Severance:
Subject to the terms of the Companys Amended and Restated Executive Severance and Change in Control Plan, in the event the Company terminates your employment without cause (as defined therein), you shall be entitled to a severance payment (Severance Payment) in an amount equal to (i) the sum of any portion of your Base Salary earned but not yet paid through the date of termination and any accrued but unused vacation. In each case, to the extent earned, but not yet paid by the Company through the date of termination, (ii) an amount equal to six twelfths (6/12) of your annualized Base Salary, paid over a six month period following the termination of your employment in accordance with the Companys normal payroll practices, and (iii) any other benefits or compensation payable under any of the Companys employee benefit plans in accordance with the applicable plan terms; which payments under clause (ii) are subject to and conditioned upon your execution and delivery of the Companys Release.

Employment at Will:
This letter does not constitute a contract or employment agreement. Employment with Voltari is At Will. This means that you may resign, or the Company may terminate your employment with or without cause, and with or without prior notice at any time. Nothing contained in this letter shall limit or otherwise alter the foregoing. No representations to the contrary are effective unless in writing and approved by the

Companys Chief Executive Officer. Your employment will be subject to other policies, terms and conditions that may be established by the Company from time to time.

Company Policies:	You must comply with all the policies of the Company in effect during your employment. You must also comply with the terms and conditions of the Companys Employee Handbook previously provided to you.

Our offer to you expires on May 11, 2015 and is contingent on:

•	Your signature on the enclosed Nondisclosure and Intellectual Property Protection Agreement.

•	Your representing the following:

(i)
You are not a party to, or involved in, or under investigation in, any pending or threatened litigation, proceeding or investigation of any governmental body or authority or any private person, corporation or other entity.

(ii)	You have never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding by any State, other governmental entities, agencies or self-regulatory organizations; and

(iii)	You are not subject to any restriction or agreement whatsoever which would cause you to not be able fully to fulfill your duties under this Agreement.

If you accept our offer, please acknowledge your acceptance by signing below and returning all pages to .

Sincerely,

/s/ Richard Sadowsky

Richard Sadowsky
Acting Chief Executive Officer

Acknowledged:

/s/ Aaron Epstein

______________________	Date: May 11, 2015
Aaron Epstein